Exhibit 99.1

News Release

Contact:	Nicole McIntosh-Russell
VP, Investor Relations
(913) 236-1880

Waddell & Reed Financial, Inc. Announces CFO Retirement

and Names Replacement

Overland Park, KS, November 5, 2013 — Waddell & Reed Financial, Inc. (NYSE: WDR) announces that Daniel P. Connealy, 67, Senior Vice President and Chief Financial Officer, will retire from the position of Chief Financial Officer upon the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  Mr. Connealy intends to continue his employment with the company in a non-executive role through June 2014 to assist in the transition of his responsibilities.  Mr. Connealy joined the company in 2004, bringing with him the experience as a CFO in the investment management industry and a long career as a partner with PricewaterhouseCoopers LLP.  “Dan has been a great colleague over the past decade,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “During his time with the company, he has played a key role during some of the most transformative and challenging times in our company’s history and has been an integral part of our firm’s growth and success.  We all wish him the best in retirement.”

The Board intends to appoint Brent K. Bloss, 44, to succeed Mr. Connealy as Chief Financial Officer.  Mr. Bloss is currently Senior Vice President-Finance, Treasurer and Principal Accounting Officer and has served in various finance and accounting roles since joining the company in 2002.  Prior to joining the company, Mr. Bloss served as Senior Audit Manager with KPMG LLP.  Mr. Bloss has an undergraduate degree in accounting from Missouri State University, an MBA with a concentration in finance from the University of Missouri-Kansas City, and has a Certified Public Accountant designation.  “We are fortunate to have deep experienced leadership on the bench,” said Hank Herrmann.  “Brent’s strong accounting and technical background, experience guiding financial operations and strategies, and a deep knowledge of our company makes him an excellent choice.”

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Wholesale channel (encompassing broker/dealer, retirement, and registered investment advisors), our Advisors channel (our network of financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.